Exhibit 23.2

KPMG LLP
New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078-2778
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northfield Bancorp, Inc. and Subsidiaries:
We consent to the use, in Amendment No. 1 to the Registration on Form S-l of Northfield Bancorp, Inc. and subsidiaries, of our report dated March 16, 2010 with respect to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiaries as of December 31, 2009 and December 31, 2008, and the related consolidated statements of income, statements of changes in stockholders’ equity, and statements of cash flows for each of the years in the three year period then ended, included herein, and to reference to our firm under the heading “Experts” in the prospectus.
July 28, 2010

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.